Exhibit 5.1

[Letterhead of Holland & Knight LLP]

June 30 , 2005

Hughes Supply, Inc.

One Hughes Way

Orlando, Florida 32805

Ladies and Gentlemen:

We have acted as counsel to Hughes Supply, Inc., a Florida corporation (the “Company”), and to the subsidiaries of the Company listed on Schedule 1 hereto (the “Guarantors”) in connection with the Registration Statement on Form S-4, No. 333-124792, as amended (the “Registration Statement”), filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $300,000,000 aggregate principal amount of 5.50% Senior Notes due 2014 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of October 12, 2004 (the “Indenture”) among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for $300,000,000 aggregate principal amount of its outstanding 5.50% Senior Notes due 2014.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.	When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly executed and issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the corporation, partnership and limited liability laws of the states of Oregon, Georgia, Florida, Delaware, California, Texas, Colorado, Montana and Wyoming; the law of the State of New York; and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP

Hughes Supply, Inc.

June 30, 2005

Schedule 1

List of Subsidiaries

Compass Utility Supply, Ltd.
Hughes Building Materials Group, Inc.
Hughes Building Materials Holdings, LLC
Hughes Building Materials, Ltd.
Hughes Canada, Inc.
Hughes Electric Holdings, LLC
Hughes Electric Supply, Ltd.
Hughes GP & Management, Inc.
Hughes Holdings, LLC
Hughes Insurance Holdings, Inc.
Hughes MRO Group, Inc.
Hughes MRO Holdings, LLC
Hughes MRO, Ltd.
Hughes Plumbing Group, Inc.
Hughes Plumbing Holdings, LLC
Hughes Plumbing Supply, Ltd.
Hughes Supply Management, Inc.
Hughes Supply Management Services, Inc.
Hughes Supply Shared Services, Inc.
Hughes Utilities Group, Inc.
Hughes Utilities Holdings, LLC
Hughes Utilities, Ltd.
Hughes Water & Sewer Holdings, LLC
Hughes Water & Sewer, Ltd.
HSI Funding, LLC
HSI IP, Inc.
Merex Corporation
Montana Electric Supply
Montana Electric Supply, Inc.
Provalue, LLC
Southwest Power, Inc.
Southwest Stainless, L.P.
SWS Acquisition, LLC
Utility Products Supply Company, LLC
WES Acquisition Corporation, Inc. d/b/a Wyoline Electric Supply, Inc.
Western States Electric, Inc.
World-Wide Travel Network, Inc.